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                                                                     EXHIBIT 4.1

                                   AMENDMENT
                                       TO
                                RIGHTS AGREEMENT


         Amendment dated as of June 22, 2003, to the Rights Agreement dated as of September 16, 1996 (the "Rights Agreement"), between Comshare, Incorporated, a Michigan corporation (the "Company") and Computershare Investor Services LLC, as successor to KeyBank National Association, Key Corp Shareholder Services, Inc. and Harris Trust and Savings Bank's corporate trust business, as Rights Agent (the "Rights Agent").

         Pursuant to the terms of the Rights Agreement and in accordance with
Section 26 thereof, the following actions are hereby taken prior to executing the Merger Agreement referred to below:

         SECTION 1. AMENDMENTS TO RIGHTS AGREEMENT. The Rights Agreement is hereby amended as follows:

         (a) The definition of "Acquiring Person" in Section 1 of the Rights Agreement is amended to add the following sentence at the end thereof:

                  Notwithstanding anything in this Agreement to the contrary, none of Geac Computer Corporation Limited, a corporation governed by the Canada Business Corporations Act ("Parent"), Conductor Acquisition Corp., a Michigan corporation ("Merger Subsidiary"), or any Affiliate or Associate of Parent or Merger Subsidiary shall be deemed to be an Acquiring Person (or an Associate or Affiliate of an Acquiring Person), either individually or collectively, as a result of the execution, delivery, announcement, consummation or performance of the Merger Agreement, the Voting Agreement, the Offer, the Top-Up Option, the Merger or the Transactions, and shares of Common Stock acquired pursuant to the Merger Agreement, the Voting Agreement, the Offer, the Top-Up Option, the Merger or the Transactions shall not be aggregated with shares of Common Stock beneficially owned by Parent, Merger Subsidiary or any Affiliate or Associate of Parent or Merger Subsidiary on the date hereof for purposes of determining whether Parent, Merger Subsidiary or any Affiliate or Associate of Parent or Merger Subsidiary is an Acquiring Person (or an Associate or Affiliate of an Acquiring Person).

         (b) The definition of "Distribution Date" in Section 1 of the Rights Agreement is amended to add the following at the end thereof (before the "."):

                  ; provided, however, a Distribution Date shall not be deemed to have occurred as a result of the execution, delivery, announcement,



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                  consummation or performance of the Merger Agreement, the
                  Voting Agreement, the Offer, the Top-Up Option, the Merger or the Transactions.

         (c) The definition of "Shares Acquisition Date" in Section 1 of the Rights Agreement is amended to add the following clause at the end thereof (before the "."):

                  ; provided, however, that a Share Acquisition Date shall not be deemed to have occurred as a result of the execution, delivery, announcement, consummation or performance of the Merger Agreement, the Voting Agreement, the Offer, the Top-Up Option, the Merger or the Transactions.

         (d) The definition of "Triggering Event" in Section 1 of the Rights Agreement is amended to add the following sentence at the end thereof:

                  Notwithstanding anything to the contrary contained in this Agreement, a Triggering Event shall not include the execution, delivery, announcement, consummation or performance of the Merger Agreement, the Voting Agreement, the Offer, the Top-Up Option, the Merger or the Transactions.

         (e) The following definitions shall be added to Section 1 of the Rights
Agreement:

                  "Merger" shall have the meaning ascribed to it in the Merger Agreement.

                  "Merger Agreement" shall mean the Agreement and Plan of Merger dated as of June 22, 2003 between the Company, Geac Computer Corporation Limited, a corporation governed by the Canadian Business Corporations Act, and Conductor Acquisition Corp., a Michigan corporation, and any amendments thereto.

                  "Offer" shall have the meaning ascribed to it in the Merger Agreement.

                  "Top-Up Option shall have the meaning ascribed to it in the Merger Agreement.

                  "Transactions" shall have the meaning ascribed to it in the Merger Agreement.

                  "Voting Agreement" shall mean, collectively, the Voting and Tender Agreement(s) dated as of June __, 2003 by and among Parent, Merger Subsidiary and certain holders of Common Stock, as identified therein, and any amendments thereto.




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         (f) Section 7(a) is amended by deleting all of the text at the end thereof starting with "(iii)" and replacing it with the following:

                  (iii) the time at which the Rights are exchanged as provided in Section 27 hereof, (iv) the time at which the Rights expire pursuant to Section 13(d) hereof or (v) immediately prior to the effective time of the closing of the Merger, pursuant to, and in accordance with, the Merger Agreement (the "Expiration Time") (the earliest of (ii), (iii), (iv) or (v) being herein referred to as the "Expiration Date").

         (g) Section 23 is amended by adding the following at the end thereof:

                  (d) Notwithstanding any other provision of this Agreement to the contrary, at the Expiration Time all Rights shall expire.

         (h) Section 27(a) is amended by adding the following at the end thereof (before the "."):

                ; provided, however, that Parent, Merger Subsidiary and their Affiliates and Associates shall not be deemed to have become the Beneficial Owner of 50% or more of the Common Stock, either individually or collectively, as a result of the execution, delivery, announcement, consummation or performance of the Merger Agreement, the Voting Agreement, the Offer, the Top-Up Option, the Merger or the Transactions.

         SECTION 2. FULL FORCE AND EFFECT. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof. In executing and delivering this Amendment, the Rights Agent shall be entitled to all the privileges and immunities afforded to the Rights Agent under the terms and conditions of the Rights Agreement.

         SECTION 3. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the law of the State of Michigan and for all purposes shall be governed by nd construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

         SECTION 4. COUNTERPARTS. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         SECTION 5. SEVERABILITY. If any term, provision, covenant or restriction of the Amendment is held by a court of competent jurisdiction or other authority as invalid, voide or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment and the Rights Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.



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         IN WITNESS WHEREOF, the Company and the Rights Agent have caused this
Amendment to be duly executed as of the day and year first above written.

                                    COMSHARE, INCORPORATED


                                    By:  /s/ Brian Jarzynski
                                         ---------------------------------------

                                    Title: Vice President


                                    COMPUTERSHARE INVESTOR SERVICES LLC,
                                    as successor Rights Agent


                                    By:  /s/ Cynthia B. Nisley
                                         ---------------------------------------

                                    Title: Director, Relationship Management






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